Exhibit 23


                        Consent of KPMG Peat Marwick LLP


   The Board of Directors
   Hein-Werner Corporation:

   We consent to incorporation by reference in the registration statement (No. 2-68020) on Form S-8 of Hein-Werner Corporation of our report dated February 20, 1996, relating to the consolidated balance sheets of Hein-Werner Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1995, and our report dated February 20, 1996, relating to the financial statement schedule for each of the years in the three-year period ended December 31, 1995 which reports appear in the December 31, 1995 Annual Report on Form 10-K of Hein-Werner Corporation.


                                                    /s/ KPMG Peat Marwick LLP
                                                        KPMG Peat Marwick LLP


   Milwaukee, Wisconsin
   March 20, 1996